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                                                                    EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-29911) pertaining to the Employee Stock Purchase Plan of Waterlink, Inc.; 1997 Non-Employee Director Stock Option Plan of Waterlink, Inc.; Waterlink, Inc. Amended and Restated 1995 Stock Option Plan, and the Waterlink, Inc. 1997 Omnibus Incentive Plan of our report dated November 1, 2002, which contains an explanatory paragraph with respect to a going concern uncertainty, with respect to the consolidated financial statements of Waterlink, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2003.

/s/ ERNST & YOUNG LLP

Canton, Ohio
January 12, 2004

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